Exhibit XX

LINX S.A.

Publicly-Held Company

Corporate Taxpayer’s ID (CNPJ/MF): 06.948.969/0001-75

Company Registry (NIRE): 35.300.316.584

MATERIAL FACT

LINX S.A. (B3: LINX3 and NYSE: LINX), pursuant to the paragraph 4 of article 157 of Law 6404, of December 15, 1976, as amended and in force (“Brazilian Corporate Law”), and the Normative Regulation 358, of January 03, 2002, as amended, hereby announces that its Board of Directors, on the date hereof, appointed Mr. Alexandre Kelemen to the position of Investor Relations Officer of the Company.

Mr. Pedro Holmes Monteiro Moreira, who in this same date resigned from the position Mr. Kelemen was appointed to, remains as Chief Financial Officer of the Company.

Mr. Kelemen has a solid experience built in investor relations departments (IR) and joined Linx in 2012, coordinating the IPO process in the B3 (Novo Mercado segment) in 2013, the Follow-on in 2016, and led the Global Offering in 2019. He holds a bachelor's degree in Business Administration from INSPER and worked for companies such as Banco Modal, Banco Santander and Odontoprev.

São Paulo, July 3, 2019.

Nercio José Monteiro Fernandes

Chairman of the Board of Directors